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            [Letterhead of Simpson Thacher & Bartlett appears here]


                                                                       EXHIBIT 8

                                                               February 12, 1999

        Re:     Agreement and Plan of Merger
                dated as of February 12, 1999
                between Heidrick & Struggles, Inc.
                and Heidrick & Struggles International Inc.
                -------------------------------------------

Heidrick & Struggles, Inc.
233 South Wacker Drive
Suite 4200
Chicago, Illinois 60606-6303

Heidrick & Struggles International, Inc.
233 South Wacker Drive
Suite 4200
Chicago, Illinois 60606-6303

Ladies and Gentlemen:

        You have requested our opinion with respect to certain United States federal income tax consequences of the proposed transaction in which Heidrick & Struggles, Inc. ("H&S Inc.") will be merged (the "Merger") with and into Heidrick & Struggles International, Inc. ("HSI"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of February 12, 1999, between H&S Inc. and HSI (the "Merger Agreement"). This opinion is being delivered as an exhibit to the registration statement on Form S-4 (the "Registration Statement") initially filed by HSI with the Securities and Exchange Commission on August 7, 1998 and

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Heidrick & Struggles, Inc.             2                       February 12, 1999

containing the Joint Consent Statement/Prospectus of HSI and H&S Inc. relating to the Merger (the "Joint Consent Statement/Prospectus").

        In acting as counsel to HSI and H&S Inc. in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Joint Consent Statement/Prospectus.

        You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that the Merger will be effected in accordance with the Merger Agreement and that the representations made by HSI and H&S Inc. in letters provided to us are true, correct and complete as of the date hereof and will be true, correct and complete as of the Effective Time. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Registration Statement, are true, correct and complete as of the date hereof, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have further assumed that, with respect to the shares received by the former stockholders of H&S Inc. in the Merger, the value of any such shares repurchased pursuant to the stock repurchase agreement during the two year period following the Merger (or if shorter, the period during which such repurchases are required to be made) together with the value of shares of H&S Inc. Common Stock surrendered by Dissenting Stockholders will not exceed 50% of the value (all as determined under Treasury regulations Section 1.368-1(e) as of the date of the Merger) of the former H&S Inc. Common Stock outstanding as of such date. For purposes of the foregoing, references to shares or Common Stock are to shares treated as outstanding for federal income tax purposes.

        We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Joint Consent Statement/Prospectus the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as
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Heidrick & Struggles, Inc.            3                       February 12, 1999


amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

        Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto) and the Delaware General Corporation Law and as described in the Joint Consent Statement/Prospectus, we are of the opinion that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the captions "Certain United States Federal Tax Consequences" and "Legal Matters" in the Joint Consent Statement/Prospectus. This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for

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Heidrick & Struggles, Inc.              4                      February 12, 1999


any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.


                                        Very truly yours,


                                        /s/ SIMPSON THACHER & BARTLETT